UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Alexander, Barbara T.
   UBS Warburg LLC
   299 Park Avenue, 36th Floor

   New York, NY  10171-0026
2. Issuer Name and Ticker or Trading Symbol
   Centex Corporation (CTX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   08/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount
of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities
Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial

                                              (Month/                            or              Owned at       or  Ownership

                                              Day/Year)   Code V   Amount        D  Price        End of Month   I

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------------------
Common Stock                                  07/19/01    A    V   1,000         A               12,500         D
Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1 through 6)
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------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative
6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)
Expiration Date
                               Price of        Date           Code      or Disposed of (D)

                               Derivative
                               Security                       Code  V   A                D                Exercisable
Expiration
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------------------
Non-Qualified Stock Option     $23.8100                                                                   04/01/00
04/01/10
(right to buy)
Non-Qualified Stock Option     $34.5313                                                                   07/22/99
07/22/09
(right to buy)
Non-Qualified Stock Option     $39.3600        04/03/01       A     V   4,767
04/03/01     04/02/08
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1,3 and 7 through 11)
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------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number
of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative
Indirect
                               Date      Securities                                   vative      Securities    D
Beneficial
                                                                        Amount or     Security    Beneficially  or
Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------
------------------

Non-Qualified Stock Option               Common Stock                   4,900                     4,900
D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   5,000                     5,000
D   Direct
(right to buy)
Non-Qualified Stock Option     04/03/01  Common Stock                   4,767                     4,767
    D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Alexander, Barbara T.
DATE 09/18/01